Exhibit 99.1

FOR IMMEDIATE RELEASE:
July 13, 2021

CAREMAX ENTERS INTO EXCLUSIVE AGREEMENT WITH RELATED COMPANIES TO SUPPORT CAREMAX IN OPENING MEDICAL CENTERS IN SENIOR AFFORDABLE HOUSING THROUGHOUT THE U.S.

•	The Agreement is Designed to Support CareMax in Bringing Convenient, Comprehensive Value-Based Healthcare to Inhabitants of Senior Affordable Housing Across the Country

•	Expected to Accelerate CareMax’s Nationwide de novo Growth Strategy

•	Related to Make a Multi-Million Dollar Equity Investment in CareMax; Related EVP Bryan Cho To Join CareMax’s Board of Directors

•	CareMax Announces Three New Clinics Planned for New York City

NEW YORK (JULY 13, 2021) – CareMax, Inc. (NASDAQ: CMAX; CMAXW), a technology-enabled provider of value-based primary care to seniors, has entered into an exclusive advisory agreement with an affiliate of The Related Companies LP (“Related”), one of the largest private owners of affordable housing in the United States.

Since 2011, CareMax has employed a “Whole Person Health” approach that takes into consideration all facets of a patient’s health, from in-house specialists to wellness activities to transportation. This care is designed to treat the entirety of the patient, not just their individual medical conditions. CareMax’s unique blend of targeted technology and comprehensive, high-touch care has resulted in reduced costs, better clinical outcomes, and five-star patient quality scores.

Under the terms of the agreement, Related will advise CareMax on opening new medical centers nationwide, including but not limited to within and proximate to affordable housing communities that may be owned by Related.  Related’s nearly 50 year history of serving historically underserved neighborhoods has created strong relationships with community leaders, government agencies, social service providers, and other affordable housing developers. In addition, the program will target neighborhoods where commercial real estate has struggled in recent years leading to closed storefronts and landlords seeking high credit quality tenants such as CareMax that community stakeholders are likely to embrace. The new centers will be operated by CareMax or its affiliates.

Originally founded as primarily an affordable housing developer, owner, and manager in 1972, today Related continues to be one of the largest developers and preservationists of affordable and workforce housing in the country.

“At Related, we aspire to innovate ways to enhance the quality of life for all of our residents and the communities we serve,” said Bryan Cho, Executive Vice President of The Related Companies LP. “Quality healthcare is essential for all communities to thrive. We chose CareMax to help expand their reach because their fully integrated model is uniquely positioned to address the systemic issue many low-income seniors face.”

“CareMax has been serving senior residents of affordable housing, including at one medical center embedded inside a senior housing community,” said Carlos de Solo, President and CEO of CareMax. “Together with Related we saw that there is a profound nationwide need for medical and social care within and convenient to affordable housing communities. We engaged Related as our real estate advisors to assist us in locating our de novo medical centers directly within and near to these affordable senior communities nationwide.”

CareMax’s de novo expansion is planned to cover multiple states from coast to coast where Related and other affordable housing developers have an aging population in need – many in federally recognized Naturally Occurring Retirement Communities. This expansion dovetails well with the relationships that CareMax has established with leading national and regional payers who have requested CareMax’s help in addressing the need for senior-focused value-based care in urban settings.

In addition, public housing communities across the country also have aging populations in need of senior healthcare solutions. According to the U.S. Department of Housing and Urban Development, 53% of households are headed by a person 62 years or older.

As a result of this transaction, CareMax is accelerating the speed and geographies in which it plans to open new medical centers, and projects at least 15 new centers in 2022, approximately 25 new centers in 2023 and approximately 35 new centers in 2024. CareMax believes that this pace can continue to accelerate in subsequent years. The initial three medical centers that CareMax plans to open as part of this agreement with Related will be located in the Bronx Terminal Market in Bronx, NY and Ocean Park Apartments in Far Rockaway, NY, both owned by Related, as well as on 106th Street and 3rd Avenue in East Harlem, New York, which is owned by a third party and was identified by Related. Openings of these medical centers are planned for 2022.

“We are excited to work with Related to introduce CareMax’s comprehensive, value-based, high-quality primary healthcare to seniors in new markets across the country. Related’s dedication to their residents and neighbors echoes the CareMax dedication to our patients – to do everything we can to improve their lives,” said Mr. de Solo. “The CareMax model reveals the inefficiencies and ineffectiveness of a fee for service system. We believe that CareMax’s proactive, data-driven approach to chronic disease management as well as our focus on the social determinants of health will improve patient outcomes in these underserved communities. We believe that our model is transformative, repeatable, and scalable.”

As part of the agreement, Related has purchased $5 million of Class A common stock from CareMax at a price of $10 per share, and has received warrants to purchase up to 8 million additional shares of CareMax Class A common stock at $11.50 per share. The warrants are or will become exercisable in connection with the opening of new medical centers for which Related has provided services; 6 million of the warrants are subject to redemption at $18.00 in line with CareMax’s existing public warrants. The agreement is exclusive as to Related’s advisory services and has a term of 12 years. Bryan Cho, Executive Vice President at Related Companies, will join the CareMax Board of Directors

Additional information regarding the agreements with Related and a presentation with additional detail will be included in a Current Report on Form 8-K to be filed by CareMax with the U.S. Securities and Exchange Commission and via CareMax's investor relations website (https://ir.caremax.com).

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ABOUT CAREMAX

CareMax is a technology-enabled care platform providing value-based care and chronic disease management to seniors. Collectively, the Company operates 42 wholly owned medical centers that offer a comprehensive suite of healthcare and social services, and a proprietary software and services platform that provides data, analytics, and rules-based decision tools/workflows for physicians across the United States. CareMax is listed on the Nasdaq under the trading symbol “CMAX.” Learn more at www.caremax.com.

ABOUT RELATED COMPANIES

Related Companies is a global real estate and lifestyle company defined by innovation and the most prominent privately-owned real estate firm in the United States with over $60 billion in assets owned or under development including the 28-acre Hudson Yards neighborhood on Manhattan’s West Side, The Grand and Related Santa Clara in California and The 78 in Chicago. Formed over 45 years ago, Related is the largest private owner of affordable housing with 55,000 units across the United States. Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of design, development, acquisitions, management, finance, hospitality, sustainability, and sales. Related’s mixed-use, residential and commercial office properties have been consistently heralded for their placemaking vision – bringing together iconic design, arts and culture, dynamic programming, and innovative wellness programs. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Washington, D.C., Abu Dhabi and London, and boasts a team of approximately 4,000 professionals. Related was named to Fast Company Magazine’s list of the 50 Most Innovative Companies in the World. For more information about Related, please visit www.related.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding our future growth and strategy. Words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will," or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, the availability of sites for medical facilities and the costs of opening such medical facilities; changes in market or industry conditions, regulatory environment, competitive conditions, and receptivity to the Company's services; the Company's ability to continue its growth, including in new markets; changes in laws and regulations applicable to the Company's business, in particular with respect to Medicare Advantage or Medicaid; the Company's ability to maintain its relationships with health plans and other key payers; the impact of COVID-19 or another pandemic, epidemic or outbreak of infectious disease on the Company's business and results of operation; and the Company's ability to recruit and retain qualified team members and independent physicians. For a detailed discussion of the risk factors that could affect the Company's actual results, please refer to the risk factors identified in the Company's reports filed with the SEC. All information provided in this press release is as of the date hereof, and the Company undertakes no duty to update or revise this information unless required by law.

PRESS CONTACTS:
CareMax Inc.
Ben Quirk
(415) 640-3715
Ben.Quirk@caremax.com

CareMax Investor Relations

The Equity Group Inc.

Devin Sullivan

(212) 836-9608

dsullivan@equityny.com

Related Companies
Jon Weinstein
(212) 801-1000
Communications@related.com